Exhibit 5.1

KPMG LLP

205 5th Avenue SW

Suite 3100

Calgary AB  T2P 4B9

Tel (403) 691-8000

Fax (403) 691-8008

www.kpmg.ca

Consent of Independent Registered Public Accounting Firm

The Board of Directors of TC Energy Corporation

We, KPMG LLP, consent to the use of our report dated February 17, 2021, on the consolidated financial statements of TC Energy Corporation, which comprise the consolidated balance sheets as of December 31, 2020 and 2019, the related consolidated statements of income, comprehensive income, cash flows, and equity for each of the years in the three year period ended December 31, 2020, and the related notes, and our audit report dated February 17, 2021 on the effectiveness of internal control over financial reporting which are incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Chartered Professional Accountants

March 17, 2021
Calgary, Canada

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